Exhibit 99.1

    HOLDING CORP.

    NASDAQ: VCGH

PRESS RELEASE

VCG Holding Corp. Board Authorizes $1 Million Stock Buyback and Reiterates $.40 EPS Expectation

DENVER (PRIME NEWSWIRE) September 30, 2008 - VCG Holding Corp. (Nasdaq:VCGH), a growing and leading consolidator and operator of adult nightclubs, announced today that the Company’s Board of Directors has authorized the buyback of up to $1 million of the company’s common stock. The Company may acquire the common stock through dealers or agents in transactions on the Nasdaq Stock Market or in privately negotiated transactions.

Troy Lowrie, Chairman and CEO of VCG Holding, stated that “the Board agreed that our stock is currently significantly undervalued. If the Company’s stock price continues to decline, strictly because of general market conditions, it becomes accretive to buy our own stock at these values. In addition, we continue to look for opportunities to grow our business through acquisitions. The Company is continuing to be on track to earn $.40 per share for 2008.”

Mr. Lowrie continued to say that the Company’s revenues and metrics remain strong for the last quarter, and that the Company’s stock value has been affected because of the general unrest in the U.S. stock market. He stated that the Company will announce quarterly revenue in October and is anticipating this to be one of the strongest quarters in the Company’s history.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs and one upscale dance lounge. The night clubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

Contact:

VCG Holding Corp.

Troy H. Lowrie, CEO

tlowrie@vcgh.com

Courtney Cowgill, CFO

ccowgill@vcgh.com

Phone: 303.934.2424

Fax: 303.922.0746

390 Union Blvd, Suite 540

Lakewood, Colorado 80228